Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

CNO Financial Group Nominates Stephen David
to its Board of Directors

CARMEL, Ind. February 27, 2017 - CNO Financial Group, Inc. (NYSE: CNO) announced today that its board of directors has nominated Stephen N. David to stand for election to the board at the company’s annual meeting of shareholders on May 10, 2017. He would fill the vacancy resulting from the retirement of director Michael Tokarz, effective at the annual meeting. The other eight current directors have been nominated for re-election at the meeting.

Mr. David, 68, has been a Senior Advisor with The Boston Consulting Group since 2005, providing strategic planning services in sales, marketing and technology to a variety of clients across multiple industries, including financial services. He retired in 2005 after 34 years with Procter & Gamble ("P&G"). During his P&G career Mr. David held multiple senior management positions including Chief Information Officer, Global Customer Development Officer, and Senior Vice President, Business Development. He previously served on the board of Iomega Corporation, a consumer technology company, from 2002 until its acquisition in 2008 and as a director of Checkpoint Systems, Inc., which provides merchandise availability solutions for the retail industry, from 2012 until its acquisition in 2016. Mr. David received a bachelor’s degree in business administration from the University of Nebraska in 1970.

CNO Chairman Neal Schneider said, “We are very pleased and excited that Steve has agreed to join the CNO board. He brings a wealth of experience and skills which fit well with CNO’s strategy and focus on serving the evolving needs of our middle-income market. He will be a valuable asset as we continue to grow our business and deliver value to shareholders. I would also like to personally thank Mike, with whom I have had the pleasure of working on the CNO board since 2003, for his many contributions to the board and to CNO. His presence will certainly be missed.”

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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